UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 22, 2012, at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112.

The matters to be considered and voted upon are described in the 2012 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares over the Internet or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to seeing you at the meeting where we will review the business and operations of Urban Outfitters.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: April 2, 2012

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 22, 2012

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, on May 22, 2012 at 10:30 a.m., for the following purposes:

1.	To elect two Class III Directors to serve a term initially expiring at the Annual Meeting of Shareholders in 2015.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013.

3.	To consider certain shareholder proposals, if properly presented at the annual meeting.

4.	To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposals 1 and 2, and “AGAINST” each of the proposals within Item 3.

The Board of Directors has fixed March 19, 2012 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy
Secretary

DATE: April 2, 2012

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 22, 2012 at 10:30 a.m., at the Company’s corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, and any adjournments or postponements thereof. The Company is making its proxy statement and its annual report to shareholders available electronically via the Internet. On or before April 12, 2012, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report and how to vote online. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 19, 2012 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 144,637,407 Common Shares outstanding. Shareholders of record on the Record Date may vote by either: (i) Internet on the website specified in the Notice or (ii) if a proxy card was received or requested, marking, executing and returning the proxy card, in accordance with the specifications made on the proxy card. Shareholders who wish to cumulate their vote with respect to Proposal 1, the election of directors, must vote by proxy card. Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

When voting is properly authorized over the Internet or proxy cards are properly dated, executed and returned, the Company’s Common Shares will be voted in accordance with the instructions of the shareholder. Any properly authorized proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013 in Proposal 2, “AGAINST” the adoption of each of the shareholder proposals, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Annual Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Annual Meeting, by execution of a subsequent proxy or by granting a subsequent proxy over the Internet.

Presence at the Annual Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. Proposal 1, regarding the election of directors, will be determined by a plurality vote, that is, the two nominees for Class III Director receiving the most “FOR” votes will be elected. Proposal 2, regarding the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013, any properly presented shareholder proposals, and any other matters that may come before the Annual Meeting, will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws (the “Bylaws”) establish a classified Board of Directors with three classes of directors, to be filled by election at the annual meeting of shareholders in rotating years, and to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors divided into three classes designated Class I, Class II, and Class III. The term of office for each Class III director expires at the Annual Meeting; the term of office for each Class I director expires at the 2013 annual meeting of shareholders; and the term of office for each Class II director expires at the 2014 annual meeting of shareholders.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

Shareholders of the Company, as reflected in the Company’s stock records at the close of business on March 19, 2012, may vote at the Annual Meeting. Each Common Share entitles the shareholder to one vote, and shareholders have cumulative voting rights in the election of directors. Cumulative voting entitles the shareholder to that number of votes in the election of directors equal to the number of Common Shares the shareholder owns, multiplied by the total number of directors to be elected. Under cumulative voting, the shareholder may cast the total number of his or her votes for one nominee or distribute them among any two or more nominees as the shareholder chooses. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in the discretion of the designated proxy. The two nominees in Class III receiving the highest number of affirmative votes cast at the Annual Meeting by the shareholders voting in person or by proxy, a quorum being present, will be elected as Class III directors with a term scheduled to end at the annual meeting of shareholders in 2015.

The nominees for re-election to the Board of Directors to serve as Class III directors are Richard A. Hayne and Harry S. Cherken, Jr. The Board of Directors has determined that one of the nominees, Mr. Harry S. Cherken, Jr., and the continuing directors Edward N. Antoian, Scott A. Belair, Joel S. Lawson III and Robert H. Strouse, are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its current directors, including the two nominees for election, possess personal and professional integrity, good judgment, a high level of ability and business acumen, and further, in the case of Messrs. Hayne and Cherken, have performed exceptionally well in their respective time served as directors.

Nominees/Class III Directors

Class III Directors

RICHARD A. HAYNE	President and Director Since 1976

Mr. Hayne, 64, co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976. Mr. Hayne served as the Company’s principal executive officer until 2007 and again, beginning in January 2012. Margaret Hayne, President of Free People, is Mr. Hayne’s spouse. Mr. Hayne’s long tenure leading the Company as Chairman of the Board and President, his tenure as principal executive officer, and his exceptional leadership skills, make him uniquely qualified to serve as a director.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 62, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984, is a former managing partner of that firm, and has served as Co-Chair of its Real Estate Group. As a real estate lawyer with over 35 years experience representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation, and disposition of commercial real estate, he has extensive experience with real estate transactions, including negotiating real estate transactions and leases on behalf of the Company. Mr. Cherken also holds a Masters in Liberal Arts degree and serves as a trustee of various not-for-profit institutions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR CLASS III DIRECTOR.

The following directors listed below are continuing directors who are not standing for election at the meeting:

Class I Directors

SCOTT A. BELAIR	Director Since 1976

Mr. Belair, 64, co-founded Urban Outfitters in 1970. He has served as Principal of The ZAC Group, a financial advisory firm, during the last eighteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc. (HCBK), and Hudson City Savings Bank. He holds an MBA degree and has financial and investment expertise, including financial reporting expertise, as a result of his significant experience as a CPA, financial advisor, and former chief financial officer in the financial services industry. As a co-founder of the Company, Mr. Belair has been involved with the Company from its inception, and accordingly has a comprehensive understanding of and perspective on its overall business and strategic direction.

ROBERT H. STROUSE	Director Since 2002

Mr. Strouse, 63, serves as President of Wind River Holdings, L.P., which oversees a diversified group of privately owned industrial and service businesses. Through his experience with this private investment company, Mr. Strouse brings to the Board of Directors experience in strategic planning, budgeting, talent recruitment and development, risk management, and corporate development activities. Mr. Strouse is also a former corporate lawyer whose practice, prior to 1998 when he joined Wind River, focused on mergers and acquisitions, corporate governance and SEC reporting.

Class II Directors

EDWARD N. ANTOIAN	Director Since 2011

Mr. Antoian, 56, is a Managing Partner and Senior Portfolio Manager at Chartwell Investment Partners, an investment advisory firm, where he has worked since its inception in 1997. He is also a partner and Chief Investment Officer for Zeke Capital Advisors, a financial advisory firm. In addition, Mr. Antoian is the General Partner of Zeke, L.P., a privately offered long-short equity hedge fund. From 1984 until 1997, Mr. Antoian was the Senior Portfolio Manager of Delaware Management Co. Prior to that, Mr. Antoian worked at E.F. Hutton in Institutional Sales, and as a certified public accountant for Price Waterhouse. Mr. Antoian holds an MBA in Finance and has financial and investment experience as a result of his experience as a CPA, financial advisor and portfolio manager. Mr. Antoian also serves as a director of a non-profit entity.

JOEL S. LAWSON III	Director Since 1985

Mr. Lawson, 64, is an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001. As the former Chief Executive Officer of an investment banking and corporate finance firm, Mr. Lawson has extensive experience in financial and investment matters, including financial reporting expertise. In addition, as the former Executive Director of a global organization of merger and acquisition advisory firms, he has specialized knowledge regarding mergers and acquisitions. He also holds an MBA degree and serves as a director of a non-profit entity.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, the Chief Financial Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a majority of the members of the Board should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our Annual Meeting, the number of directors will be six. Five of our six current directors are non-employee directors and the Board of Directors has determined that each of the five current non-employee directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these five directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. The one director who is not independent is Richard A. Hayne. See also “Committees of the Board of Directors—Audit Committee” below.

The Board of Directors currently combines the role of Chairman of the Board of Directors (“Chairman”) and the role of Chief Executive Officer. Richard A. Hayne, the current Chairman, is also an executive officer of the Company, serving as President and Chief Executive Officer. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success, and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors, and includes several effective oversight mechanisms, including: (i) the Board of Directors is comprised of a majority of independent directors, and the Chairman, who serves as Chief Executive Officer and President, is the only management director; (ii) following most board meetings, the independent directors meet in executive session without the Chairman present to review, among other things, his performance as Chief Executive Officer and President; and (iii) various committees of the board perform oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chairman) and the selection and evaluation of directors, and these committees are comprised of only independent directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure. The Board of Directors retains authority to modify this structure as it deems appropriate.

The Board of Directors has not designated a “lead independent director” as it is satisfied with the current structure having Mr. Hayne serve as Chairman and believes that structural changes at this time are not warranted or desirable. The Company currently has a relatively small Board of Directors, comprised of six members and including five independent directors, with three of the five having served together successfully since 1989. The Audit Committee, Compensation Committee, and Nominating Committee are each comprised solely of independent directors and are each chaired by a different director, thus providing different directors with leadership opportunities and promoting the potential for differing perspectives and styles in these three key areas of governance. Based on the relatively small size of the board, the longstanding history of our independent directors serving on the board together, and the corporate governance and committee structure currently in place, the Board of Directors has determined that each independent director plays an equally important role and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure. Further, the Board of Directors believes designating a “lead independent director” could inhibit the free flow of ideas among the independent directors; currently no one person is expected to dominate or carry additional responsibility or authority aside from the roles of committee chairs, and the Board believes that this has been and continues to be the best approach for the Company.

During the Company’s fiscal year ended January 31, 2012 (“Fiscal 2012”), the Board of Directors held six meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he sits.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. The charters of these committees have been approved by our Board of Directors and are available on our corporate website (www.urbanoutfittersinc.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE		COMPENSATION COMMITTEE	NOMINATING COMMITTEE
Edward N. Antoian	+	(1)
Scott A. Belair	+		+X
Harry S. Cherken, Jr.				+
Joel S. Lawson III	+X		+
Robert H. Strouse	(2)		+	+X
Number of Meetings in Fiscal 2012*	8		4	5

+	Current Member
X	Chairperson
(1)	Mr. Antoian was elected as a director at the annual meeting of shareholders on May 17, 2011, and was appointed as a member of the Audit Committee at that time.
(2)	Mr. Strouse was a member of the Audit Committee until his seat was filled by Mr. Antoian on May 17, 2011.
*	In addition, the Committees also from time to time acted by unanimous written consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate, and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with the independent accountants, the Company’s internal audit department, and management, the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below), and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management, and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board with such recommendations as the committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) review and reassess the adequacy of the Audit Committee’s Charter annually and submit recommended amendments to the Board for approval; (13) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (14) enforce the Company’s Code of Conduct and Ethics. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of current directors Joel S. Lawson III, Edward N. Antoian, and Scott A. Belair qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; formulates, evaluates and approves the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award; provided, however, that the Chairman has discretionary authority to grant awards that cover 40,000 or fewer Common Shares under the Company’s 2008 and 2004 Stock Incentive Plans to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Role of Executive Officers in Establishing Compensation.”

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman: (1) recommends to the Board for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for reelection. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2012.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. Therefore, the Board, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

As currently constituted, the Board of Directors consists of directors with several different areas of expertise and different perspectives; for example, it includes a director who is a co-founder of the Company with financial advisory expertise, the head of a private investment company, a private investor with a background in international mergers and acquisitions and investment banking, a lawyer specializing in real estate, and the Company’s current Chairman, Chief Executive Officer and President, who is also a co-founder of the Company with broad experience in the Company’s business segments.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Proposals for 2013 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in the Company’s Bylaws, which are summarized in the Proposals Section. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, PA 19112. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, and (ii) the nominee’s consent to being named in the Proxy Statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its Charter, considers and reviews with the Company’s internal audit department, independent registered public accounting firm, and management, the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels, and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Executive Compensation—Compensation Discussion and Analysis—Performance Bonuses—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. Our Code of Conduct and Ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, compliance with anti-bribery and illegal payment laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code of Conduct and Ethics is available on the Company’s website at www.urbanoutfittersinc.com. The Company intends to post any amendments to its Code of Conduct and Ethics and also to disclose any waivers (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on its website.

PROPOSAL 2.    RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting for the year ending January 31, 2013, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Board of Directors proposes and recommends that shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending January 31, 2013.

More information concerning the relationship of the Company with its independent registered public accounting firm appears above under the heading “Corporate Governance at Urban Outfitters—Audit Committee” and below under the headings “Relationships with Auditors” and “Audit Committee Report.”

If the shareholders do not ratify the appointment, the Audit Committee will take such vote into account in considering the retention of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

PROPOSAL 3.    SHAREHOLDER PROPOSAL REGARDING BOARD NOMINEE REQUIREMENTS

Calvert Investment Management, Inc. (“Calvert”), with the Connecticut Retirement Plans and Trust Funds (“CRPTF”), the Board of Pensions of the Evangelical Lutheran Church in America and the Benedictine Sisters of Mount St. Scholastica, as co-sponsors, have given notice that they intend to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

WHEREAS:

Urban Outfitters does not have any women or minorities on its Board of Directors;

Our company’s primary competitors, The Gap Inc., Nordstrom, Inc., and Abercrombie & Fitch, have at least one woman and/or racially diverse member on their board of directors;

Over 80% of the companies in the Russell 1000 Index have at least one woman on its board of directors, as do 90% of the companies in the S&P 500 Index, and 95% of the companies in the S&P 100 Index;

We believe that diversity, inclusive of gender and race, is an essential measure of sound governance and a critical attribute to a well-functioning board;

A growing body of academic research shows that there is a significant positive relationship between firm value and the percentage of women and minorities on boards;

Boardrooms need to respond to the strong demographic shifts occurring in the United States;

As both employees and consumers, women and minorities increasingly account for a larger portion of the profits and revenues of many companies;

Therefore, we believe it is critical for Urban Outfitters to have a board of directors that reflects the diversity that exists within its target markets.

BE IT RESOLVED:

That the Board of Directors consistent with their fiduciary duties:

1.	Take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of Board inclusiveness to ensure that:

•	Women and minority candidates are routinely sought as part of every Board search the company undertakes;

•

The Board strives to obtain diverse candidates by expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments such [as] government, academia, and non-profit organizations; and

•	Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience, skills and diversity required for the Board to fulfill its duties.

3.	To report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.

Supporting Statement

We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success. Further, director and nominee diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

We believe our company’s current board diversity policies and disclosures limit the company’s definition and understanding of diversity and do not sufficiently address the growing investor demand and interest in this critical corporate governance matter.

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of candidates and publicly commit to taking steps to establish an inclusive Board.

Board of Directors’ Response

The Board of Directors urges a vote against this shareholder proposal. A similar proposal was submitted by Calvert and CRPTF and voted on at the 2011 Annual Meeting. Last year’s proposal was overwhelmingly rejected by our shareholders, with 96,381,851 votes cast against its adoption, representing more than 77% of the total number of votes cast for and against the proposal.

Consistent with the Board’s view expressed in response to last year’s diversity proposal, the Board believes that the Company’s existing nominating process is designed to identify the best possible nominees for director, regardless of the nominee’s gender, racial background, religion or ethnicity. The Board of Directors acknowledges the benefits of achieving broad diversity throughout the Company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board of Directors and would impose unnecessary administrative burdens and costs.

The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s capabilities and qualifications fit the Company’s needs and meet the requirements of the position, without regard to gender, race, religion, ethnicity or other classification. The Company also applies these policies and practices to its selection of directors.

When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board of Directors and the Nominating Committee have historically considered, and continue to consider. As described under “Corporate Governance at Urban Outfitters—Director Nominations,” in evaluating prospective nominees for the Board of Directors, the Nominating Committee seeks individuals who are qualified to be directors based on the candidate’s experience, skills and knowledge of business and management practices. The Board of Directors and the Nominating Committee consider diversity broadly to include viewpoint, professional experience, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The Board of Directors and the Nominating Committee also consider whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee the Company’s business and serve the long-term interests of our shareholders. Finally, the Board of Directors and Nominating Committee believe that no single criterion, category or trait, such as gender or minority status, is determinative in obtaining diversity on the Board of Directors.

The Company’s approach is consistent with amendments the SEC adopted to its rules governing proxy statement disclosure. The amendments, which were adopted in December 2009, require companies to disclose whether, and if so how, their nominating committees consider diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledged that companies may define diversity in different ways. The SEC states:

“We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments.”

The Board of Directors and the Nominating Committee seek qualified candidates for director, and consider diversity as a factor, but believe that Proposal 3 is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified candidates are selected as directors in light of the Company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by Proposal 3 would be expensive and time consuming, without any corresponding benefit to our shareholders. The Board of Directors believes that the Company’s existing nominating process, including the factors considered by the Nominating Committee in evaluating director candidates, is the best approach. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would undermine the Company’s holistic evaluation of candidates, unduly restrict the Nominating Committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 3. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

PROPOSAL 4.    SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

California State Teachers’ Retirement System Investments (“CalSTRS”) has given notice that it intends to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholder’s name, address and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address. CalSTRS has requested that the Company include the following resolution in this Proxy Statement for consideration by our shareholders:

Shareholder Proposal and Shareholders’ Supporting Statement

BE IT RESOLVED:

That the shareholders of Urban Outfitters, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, will establish a challenging vote standard for board nominees, and will improve the performance of individual directors and the entire board. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 77% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of utmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Board of Directors’ Response

The Board of Directors has carefully considered the shareholder proposal and, for the reasons described below, believes that the proposal to provide for the election of directors by a majority of the votes cast is not in the best interests of the Company and its shareholders.

We believe that, if adopted, it would not achieve its desired intent. The proposal as presented applies a majority voting standard only in the case of uncontested elections. Under this standard, if a non-incumbent nominee in an uncontested election fails to receive a majority of the votes cast for election, the result would be a vacancy on the Board of Directors that would be filled by the remaining members of the board, not by the shareholders. Alternatively, if an incumbent director in an uncontested election fails to receive a majority vote for re-election, under Pennsylvania law and our bylaws, that director, although not elected by the shareholders, nonetheless remains on the Board of Directors as a “holdover” until (i) the election of a successor at a subsequent shareholder meeting, or (ii) the director’s resignation. Even if a director who fails to receive a majority vote for re-election tenders his or her resignation, the result would be one less director on the board or a vacancy filled by the remaining members of the Board of Directors.

We do not believe that these results are beneficial to shareholders, nor do they improve accountability. In fact, such vacancies could result in our failure to meet NASDAQ’s listing requirements relating to the independence of directors or SEC requirements relating to audit committee financial experts.

The Company currently elects directors by a plurality voting standard, which provides shareholders the opportunity to express disapproval of actions of the Board of Directors through the use of the withhold vote. The exercise of the withhold vote, rather than causing one or more “holdover” directors or vacancies, as discussed above, provides the Board of Directors with the flexibility to determine whether such a vote was intended only to send a message to which the Board of Directors should react, or was an effort to remove a particular director. In either case, it would be a matter of serious consideration for the Board of Directors.

Under a plurality voting standard, nominees who receive the most affirmative votes are elected to the Board of Directors. Although the proponent states that under the plurality standard, a nominee can be elected with as little as a single affirmative vote (a highly-theoretical and speculative possibility), as a practical matter, our directors have always been elected by an overwhelming majority of the votes cast as to any director. In other words, this proposal, if implemented, would not have had any impact on the outcome of any of the elections of the Company’s directors to date.

Finally, any shareholder who is dissatisfied with a director has always had the ability to nominate an alternative candidate for director election in accordance with our bylaws. The proposal would retain a plurality voting standard for contested elections and, therefore, would have no effect in situations where the shareholders are actively choosing between candidates. Additionally, unlike the vast majority of S&P 500 companies, the Company has a cumulative voting standard. Therefore, in a contested election, shareholders who wish to effect change on the Board of Directors have greater impact than in other voting systems through the right to cumulate their votes.

The Board of Directors values and fully appreciates the importance of the Annual Meeting as a forum for shareholders to express specific concerns they may have. Any dissatisfied shareholder has the ability to communicate concerns directly to one or more directors, and the Board of Directors and management have always welcomed shareholder input. The proposed majority voting standard, however, could significantly increase the influence of certain shareholders whose interests and agenda may differ from those of our shareholders generally. Under majority voting, because of the increased threat that one or more directors would not be re-elected in an uncontested election, the Board of Directors may be forced to follow the dictates of certain groups, or to engage in expensive and distracting solicitation campaigns, for matters that are peripheral and not related to the best interests of the Company and its shareholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 4. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5.    SHAREHOLDER PROPOSAL TO REPEAL CLASSIFIED BOARD

The Illinois State Board of Investment has given notice that it intends to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholder’s name, address and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholder’s Supporting Statement

RESOLVED, that shareholders of Urban Outfitters, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement

This resolution was submitted by the Illinois State Board of Investment. The Harvard Law School Shareholder Rights Project represented and advised the Illinois State Board of Investment in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors Response

The Board of Directors is committed to strong corporate governance policies and regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain a classified board structure. In accordance with the Company’s Amended and Restated Bylaws, the Company’s directors are divided into three classes that serve staggered three-year terms, such that one-third of the directors stand for election each year.

The proponent’s statement refers to particular shareholder votes taken elsewhere and academic studies as the reasons to adopt this serious measure without stating any specific reasons why declassifying the Board of Directors will benefit the Company or its shareholders. The Board of Directors is responsible for considering the general business environment as well as the specific nature and operation of the Company’s business. After careful consideration of the foregoing proposal, the Board of Directors has concluded that its current classified board structure results in continuity and quality of leadership that creates long-term shareholder value and continues to be in the best interests of the Company and its shareholders. The Board of Directors opposes the proposal for the following reasons:

Stability and Continuity

The classified board structure is designed to provide stability, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board of Directors who are familiar with the Company, its brands and its strategic goals. Directors who have long-term experience with the Company and comprehensive knowledge of its business and affairs are often better positioned to provide guidance for its strategic direction and make decisions that are in the best interests of the Company and its shareholders.

Given the current corporate governance climate in which many qualified individuals are increasingly reluctant to serve on public boards, the Board of Directors believes that a classified board structure assists in recruiting candidates for director who are willing to make a long-term commitment of the time and resources necessary to understand the Company, its brands, its operations and its competitive environment. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business and strategies from its continuing directors. The Board of Directors believes that abrupt changes in corporate policies based on short-term objectives or the special interests of a select group of shareholders could jeopardize the Company’s long-term strategies and growth plans and may unnecessarily disrupt the affairs of the Company.

Enhancement of Independence

The Board of Directors believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups that might have an agenda contrary to the long-term interests of the Company and its shareholders. The Company’s current classified board structure permits its directors to act independently and on behalf of shareholders without worrying whether they will be re-nominated by other members of the Board of Directors each year. The freedom to focus on the long-term interests of the Company as opposed to an annual nomination process leads to greater independence and better governance.

Accountability to Shareholders

The Board of Directors does not believe that accountability of directors will be enhanced by annual elections. Our directors are committed to acting in the best interests of the Company and our shareholders, and are required by law to fulfill fiduciary duties owed to both, regardless of the length of their terms. Accountability depends on the selection of responsible and experienced individuals, not on whether directors serve terms of one year or three years. In addition, since approximately one-third of directors stand for election each year, shareholders have the opportunity on an annual basis to express dissatisfaction with the Board of Directors or management by replacing any director standing for election that year. As a result, shareholders have an ongoing opportunity to hold directors accountable should they have any concern that management entrenchment is taking priority over the interests of the shareholders. In addition, shareholders have a direct line of communication with members of the Company’s Board of Directors and may write, as applicable, to the full Board of Directors, a particular committee or a specific director, as described in “Corporate Governance at Urban Outfitters—Communication with Directors” above.

Protection Against Abusive and Unfair Takeover Tactics and Inadequate Offers

Our current Board of Directors reduces the Company’s vulnerability to potentially unfair and abusive takeover tactics that may not be in the best interests of the Company’s shareholders. A classified board encourages such third parties to negotiate at arms’ length with the Board of Directors. Although a classified board structure does not preclude unfriendly or unsolicited acquisition proposals, it may provide the Company with the time and opportunity to evaluate the adequacy and fairness of a takeover proposal, to consider alternative proposals, to weigh alternatives and to ultimately negotiate the best result on behalf of all shareholders.

Financial Results and Shareholder Value

The Board of Directors and our management have demonstrated accountability to the shareholders through the financial performance of the Company. For example, the Company’s net sales have increased by 35.0% since the classified board was implemented in 2009, from $1.83 billion in Fiscal 2009 to $2.47 billion in Fiscal 2012. Total shareholders’ equity (excluding share repurchases) has also increased each year since the adoption of the classified board. The Board of Directors believes that these financial results are a direct result of the Board of Directors having members who (i) have served long enough to learn the Company’s business and brands and therefore possess intimate knowledge of the Company, (ii) have contributed to the development of the Company’s strategy to create long-term shareholder value and have overseen management’s implementation of that strategy and (iii) are pursuing the Company’s long-term business plans and goals.

The proponents of the proposal cite certain academic studies to support the assertion that classified boards have an adverse impact on companies. Shareholders should also be aware that other commentators have questioned the studies cited by the proponents, finding that classified boards often do not have a significant impact on share value, see, e.g., Michael E. Murphy, Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal, 65 Bus. Law 441 (2009), and in fact are value enhancing for many companies, see Seoungpi Ahn, Vidhan K. Goyal & Keshab Shrestha, The Differential Effects of Classified Boards on Firm Value (July 17, 2010). One commentator has noted there is “growing literature that argues that the ‘one size fits all’ approach to board structure is misguided.” See Seoungpi Ahn, Differential Effects and studies cited therein. The study goes on to suggest that the impact on pay-performance sensitivity is found only in companies with high monitoring costs (i.e., companies that are considered to be relatively difficult for a board of directors to monitor, such as firms that have a relatively high ratio of research and development expenses to assets or companies for which net property, plant and equipment is a relatively low percentage of assets). See Seoungpi Ahn, Differential Effects. Commentators have noted that classified boards do not preclude takeovers and usually maximize shareholder value in change of control situations. See Murphy, Attacking the Classified Board of Directors. Additionally, the 2008 study by Bates et al. recognizes that classified boards may improve the relative bargaining power of managers on behalf of their constituent shareholders and that target shareholders of companies with classified boards receive a larger proportional share of the total value gains from a transaction. Thomas W. Bates, David A. Becher & Michael L. Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, 87 J. Fin. Econ. 656 (2008).

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 5. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Edward N. Antoian	100,000	—	207,200	†*	—	—	—	307,200
Scott A. Belair	100,000	—	207,200	†*	—	—	—	307,200
Harry S. Cherken, Jr.	100,000	—	207,200	†*	—	—	—	307,200
Joel S. Lawson III	100,000	—	207,200	†*	—	—	—	307,200
Robert H. Strouse	100,000	—	207,200	†*	—	—	—	307,200

†

The aggregate grant date fair value (the “Aggregate Fair Value”) of the options granted on May 17, 2011 was $10.36 per share and was calculated using a Lattice Binomial Model. The May 17, 2011 Aggregate Fair Value was $207,200 (20,000 shares x $10.36 per share) for each optionee. Fiscal 2012 option expense was $139,294 relating to the May 17, 2011 grant and $76,389 relating to a grant made on May 18, 2010. The options granted on May 18, 2010 had a Fair Value of $11.72 per share, which was also calculated using a Lattice Binomial Model during Fiscal 2011. For a discussion of the assumptions utilized in the Lattice Binomial Model in Fiscal 2012 and Fiscal 2011, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on form 10-K, as filed with the SEC on April 2, 2012.

*	As of January 31, 2012, the total number of outstanding stock options held by our non-management directors, including for each 20,000 unvested options granted on May 17, 2011, was as follows: Mr. Antoian, 20,000; Mr. Belair, 250,000; Mr. Cherken, 307,500; Mr. Lawson, 230,000; and Mr. Strouse, 170,000.

Each director who is not also an employee of the Company (“Outside Directors”) is paid two cash installments consisting of (i) a $50,000 payment following the Company’s annual meeting of shareholders, and (ii) a $50,000 payment in February following completion of the fiscal year.

During Fiscal 2012, the Company granted, on a discretionary basis, each Outside Director the option to purchase 20,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of the non-qualified stock options granted under the Plan was $36.07.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and re-evaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Annual Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at ‘experiential retailing’ is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. Our compensation program seeks to establish balanced performance metrics that promote disciplined progress towards longer-term goals and that correlate to the sales and profit objectives of, and appropriate risk to, the Company. The combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value, provides the majority of our executive officers’ total compensation and furthers our core compensation principle of providing pay for both individual and Company-wide performance. These long standing compensation policies were designed and approved by management, the Compensation Committee or the Board of Directors, as appropriate. In addition, at the 2011 annual meeting of shareholders, our shareholders overwhelmingly approved our executive compensation program. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract and retain exceptional executive leadership. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by our Chairman, Chief Executive Officer and President. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the year. The Company’s long-term compensation has been comprised of stock options, stock appreciation rights and performance stock units. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods, leverage and the deferral of taxation until exercise or vesting, are closely aligned with maximizing shareholder value, supporting its long-term growth strategies, and aligning compensation with risk outcomes. The Company believes that equity-based compensation awards made in Fiscal 2010, Fiscal 2011 and Fiscal 2012 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

The Company does not have deferred compensation plans or programs, or executive retirement plans, because it does not believe that such plans are the best way to support its goal of maximizing shareholder value. Furthermore, the Company believes that there are regulatory and administrative costs involved with the administration of these plans that are not warranted by the benefits they provide. As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, equity compensation has provided the majority of income that named executives have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Company’s Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Different positions may yield a different balance between cash and equity compensation in light of what the Compensation Committee decides will best further the Company’s objectives. For example, in Fiscal 2012 each brand leader had maximum bonus potential that exceeds base salary. This reflects the Company’s emphasis on the specific brand-related performance goals tied to the bonus for these particular executives. For the Chief Financial Officer, maximum bonus potential in Fiscal 2012 also exceeded base salary, but at a lower overall potential than brand leaders. The Chief Financial Officer’s bonus plan consists of financial metrics for overall Company sales and profitability metrics, representing 100% of his maximum potential bonus. Overall Company metrics are used for the Chief Financial Officer rather than those of specific brands because his responsibilities are generally more company-wide than brand-based. The different elements of compensation are discussed more fully below in “Determination of Amount of Element—Relation of Elements to Primary Compensation Objectives.”

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares of the Company and his confidence in the Company’s future performance, the Chairman, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. The Chairman remained eligible to receive a performance bonus in Fiscal 2012, which was tied to overall sales and profitability metrics. The performance criteria were based on five incremental levels (i.e. “Threshold I” level, “Threshold II” level, “Target” level, “Stretch” level, and “Maximum” level). As overall sales and profitability did not meet the required levels, he received no bonus (against a maximum potential of $900,000).

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer, as described herein and under “Corporate Governance—Compensation Committee.” The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2012, there were four meetings of the Compensation Committee.

The Compensation Committee is comprised of three members, Scott A. Belair (who is the committee’s chairman), Joel S. Lawson III, and Robert H. Strouse. All members are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee Charter is available on the Company’s website (www.urbanoutfittersinc.com), under “Corporate Governance—Committee Charters.” The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

The Compensation Committee directly engages PwC LLP as a compensation consultant to provide advice on executive compensation matters, and it performed such duties in Fiscal 2012. The committee and the Board of Directors have discretion to hire and fire the consultant, as described in the Compensation Committee’s Charter. The committee determines the scope of the consultant’s review. In Fiscal 2012, the committee asked the consultant to provide analysis of chief executive officer compensation by providing supporting data, modeling, and related advice, and to provide analysis of market incentive design practices, equity usage, and related advice. In Fiscal 2012, the compensation consultant did not make specific recommendations on the amount or form of compensation for any individual executive; however, the guidance and recommendations of the consultant regarding compensation generally have continued to inform the Compensation Committee’s decisions regarding overall compensation structures as they relate specifically to executive equity plans. PwC LLP sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.

The compensation consultant billed the Company $83,289 for services rendered in Fiscal 2012. During Fiscal 2012, the Company also retained PwC LLP to provide services unrelated to executive compensation, including tax-related services. The aggregate fees paid for those other services in Fiscal 2012 were $1,311,902. Management neither made, nor recommended, the decision to engage the compensation committee consultant; and neither the Compensation Committee, nor the Board of Directors, specifically approved the other services performed by PwC LLP. The PwC consultant who advises the Compensation Committee does not provide any other services to the Company.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers, as well as other matters provided in the Compensation Committee Charter. Neither the Company’s Chairman nor any other executive officer makes any such determinations or sets any such policies. The Compensation Committee did consult with the Chairman and former Chief Executive Officer and does consult with the Chairman in determining compensation levels for each named executive officer, and the committee takes his assessment of the performance of each of the executive officers into consideration when weighing the factors and setting compensation. The Chief Executive Officer, General Counsel, Chief Operating Officer, Chief Financial Officer and Executive Director of Talent Development, may attend portions of certain meetings of the committee as needed.

Neither the Chief Executive Officer nor any other officer has the authority to call Compensation Committee meetings or set meeting agendas themselves nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

The Chief Executive Officer has the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. He is assisted by the Chief Operating Officer, Executive Director of Talent Development, General Counsel, and Chief Financial Officer, who provide him with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus and (3) equity-based incentives, including stock appreciation rights, performance stock units, restricted stock units and stock options.

The Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In connection with the evaluation, the Board of Directors considered, among other factors, the distribution of risk among the Company’s brands and segments, the overall mixture of compensation elements used to incentivize employees, and the Company’s use of balanced performance metrics that promote disciplined progress towards longer-term goals. Based on its evaluation, the Board of Directors has concluded that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and reflects directly on the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the Incentive Plan. In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this plan presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands, while providing commensurate rewards to the executive.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

The Compensation Committee sets the performance criteria for each participant during the Company’s first fiscal quarter. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The criteria may be applied to the individual, a division, the Company or a subsidiary of the Company. The Compensation Committee determines performance criteria that are appropriate for each participant. The committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. After a reasonable evaluation, the Compensation Committee and the Board of Directors concluded that while the criteria or targets for Fiscal 2012 reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Each year, the Compensation Committee determines specific performance criteria for executive officers in light of the Company’s growth strategy, major initiatives and current and projected operations and objectives. Any of the above criteria may be used for the Chief Executive Officer, brand executives or other executive officers. Typically the primary criteria for the performance bonus plans for executives with merchant responsibilities, such as the President of the Free People Brand, would be sales and operating profits for both the Company and for their specific Brand, or any other criteria determined by the committee. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer, the criteria generally include overall Company sales and operating profits goals and may include specific targets related to their functional areas or other goals determined by the committee.

Each performance criterion is then assigned a performance target. For example, for a criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. For a criterion of “sales and operating profits,” the performance target for Fiscal 2012 was based on the Company’s achieving or exceeding five levels of sales and operating profits, defined as “Threshold I,” “Threshold II,” “Target,” “Stretch,” and “Maximum” for the fiscal year. The thresholds for the functional area objectives take into consideration the operating budget and its goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for functional area performance ratings are driven by the brand executives’ or the Chief Executive Officer’s assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the maximum performance bonus (expressed as a percentage of base salary) payable for the achievement of the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets, and measuring the compensation outcomes achieved by meeting those targets, while taking into account total compensation from base salary, bonus and equity compensation. The performance targets and the percentage of performance bonus subject to each performance objective for the Company’s named executive officers in Fiscal 2012 are described below in “—Measuring Achievement: Payment of Bonuses.”

The Compensation Committee is currently in the process of determining performance targets and awards for Fiscal 2013 for the Company’s executive officers.

The Compensation Committee takes historical sales and operating profit performance and the current business environment into account in the development of the performance targets upon which performance bonuses are based.

Role of Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chief Executive Officer and the Chief Operating Officer and the Executive Director of Talent Development make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement: Payment of Bonuses

At the end of the year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company. With respect to “covered employees” as defined under the Incentive Plan (“Covered Employees”), however, such adjustments may only be made to lower the compensation that would otherwise be receivable. Other than David W. McCreight, Chief Executive Officer of the Anthropologie Group, all of our named executive officers during Fiscal 2012 were Covered Employees.

Set forth in the table below are the performance targets and the percentage of performance bonus subject to each performance objective for the Chairman, former Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the former Global Co-Presidents of the Anthropologie Brand.

For Fiscal 2012, either a portion or all of each executive officer’s bonus (including those for named executive officers) was tied to five incremental levels of Company-wide sales and operating profit measures: “Threshold I,” “Threshold II,” “Target,” “Stretch,” and “Maximum” levels. The Company did not meet its “Threshold I” for net sales of approximately $2.62 billion and operating profit of $476.3 million, its “Threshold II” for net sales of approximately $2.65 billion and operating profit of $484.6 million, its “Target” for net sales of approximately $2.69 billion and operating profit of $502.3 million, its “Stretch” for net sales of approximately $2.72 billion and operating profit of $508.5 million, or its “Maximum” threshold of net sales of approximately $2.75 billion and operating profit of $514.8 million, because actual Company-wide sales were approximately $2.47 billion and operating profit was approximately $284.7 million. As a result, bonuses tied to Company-wide performance criteria were not achieved.

For Fiscal 2012, brand executive officers, such as Wendy McDevitt and Wendy Wurtzburger, former Global Co-Presidents of the Anthropologie Brand, had additional performance criteria based upon five incremental levels of brand sales and operating profit measures. The Anthropologie Brand did not meet its “Threshold I” for net sales of approximately $1.13 billion and operating profit of $237.3 million, its “Threshold II” for net sales of approximately $1.14 billion and operating profit of $241.4 million, its “Target” for net sales of approximately $1.16 billion and operating profit of $250.2 million, its “Stretch” for next sales of approximately $1.17 billion and operating profit of $253.3 million, or its “Maximum” threshold of net sales of approximately $1.19 billion and operating profit of $256.5 million, because the actual Anthropologie Brand sales were approximately $1.04 billion and operating profit was approximately $111.5 million. As a result, bonuses tied to the Anthropologie Brand performance criteria were not achieved.

Mr. McCreight joined the Company on November 15, 2011. Therefore, the Compensation Committee did not set performance targets for him for Fiscal 2012. The former Chief Executive Officer, Glen T. Senk, was no longer an employee as of the end of Fiscal 2012 and, therefore, was not eligible to receive a performance bonus.

Richard A. Hayne – Chairman, Chief Executive Officer and President

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Threshold I”	7.5%
Company meets or exceeds Sales and Profit “Threshold II”	12.5%
Company meets or exceeds Sales and Profit “Target”	20.0%
Company meets or exceeds Sales and Profit “Stretch”	25.0%
Company meets or exceeds Sales and Profit “Maximum”	35.0%

100%

(1)	In Fiscal 2012, the Company did not meet sales and profit “Threshold I.”

Eric F. Artz – Chief Financial Officer (1)

Bonus Criteria(2)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Threshold I”	7.5%
Company meets or exceeds Sales and Profit “Threshold II”	12.5%
Company meets or exceeds Sales and Profit “Target”	20.0%
Company meets or exceeds Sales and Profit “Stretch”	25.0%
Company meets or exceeds Sales and Profit “Maximum”	35.0%

100%

(1)	Mr. Artz resigned as Chief Financial Officer of the Company effective April 3, 2012.
(2)	In Fiscal 2012, the Company did not meet sales and profit “Threshold I.”

Wendy B. McDevitt – President of Terrain Brand and Former Global Co-President, Anthropologie

Bonus Criteria(1)(2)(3)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Threshold I”	2.5%
Company meets or exceeds Sales and Profit “Threshold II”	4.0%
Company meets or exceeds Sales and Profit “Target”	4.0%
Company meets or exceeds Sales and Profit “Stretch”	5.0%
Company meets or exceeds Sales and Profit “Maximum”	3.5%
Brand achieves Sales and Profit “Threshold I”	5.0%
Brand meets or exceeds Sales and Profit “Threshold II”	8.5%
Brand meets or exceeds Sales and Profit “Target”	16.0%
Brand meets or exceeds Sales and Profit “Stretch”	20.0%
Brand meets or exceeds Sales and Profit “Maximum”	31.5%

100%

(1)	In Fiscal 2012, the Company did not meet sales and profit “Threshold I.”
(2)	In Fiscal 2012, the Anthropologie Brand did not meet sales and profit “Threshold I.”
(3)	During the majority of Fiscal 2012, Ms. McDevitt was Co-President of Anthropologie and therefore was responsible for Brand targets.

Francis J. Conforti – Chief Accounting Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Threshold I”	3.75%
Company meets or exceeds Sales and Profit “Threshold II”	6.25%
Company meets or exceeds Sales and Profit “Target”	10.0%
Company meets or exceeds Sales and Profit “Stretch”	12.5%
Company meets or exceeds Sales and Profit “Maximum”	17.5%
Achievement of Individual Initiatives(2)	50.0%

100%

(1)	In Fiscal 2012, the Company did not meet sales and profit “Threshold I.”
(2)	In Fiscal 2012, five of seven individual initiatives were achieved: economic value added; capacity utilization; forecast earnings per share within a specified range for the second quarter; customer service indices; and expense control. Forecast earnings per share within a specified range for the third quarter and fourth quarter were not achieved.

Wendy Wurtzburger – Chief Marketing and Design Officer, Anthropologie North America and Former Global Co-President, Anthropologie

Bonus Criteria(1)(2)(3)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Threshold I”	2.5%
Company meets or exceeds Sales and Profit “Threshold II”	4.0%
Company meets or exceeds Sales and Profit “Target”	4.0%
Company meets or exceeds Sales and Profit “Stretch”	5.0%
Company meets or exceeds Sales and Profit “Maximum”	3.5%
Brand achieves Sales and Profit “Threshold I”	5.0%
Brand meets or exceeds Sales and Profit “Threshold II”	8.5%
Brand meets or exceeds Sales and Profit “Target”	16.0%
Brand meets or exceeds Sales and Profit “Stretch”	20.0%
Brand meets or exceeds Sales and Profit “Maximum”	31.5%

100%

(1)	In Fiscal 2012, the Company did not meet sales and profit “Threshold I.”
(2)	In Fiscal 2012, the Anthropologie Brand did not meet sales and profit “Threshold I.”
(3)	During the majority of Fiscal 2012, Ms. Wurtzburger was Co-President of Anthropologie and therefore was responsible for Brand targets.

The Company did not modify any performance targets during Fiscal 2012 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by maximizing shareholder value. In addition, as shareholders, executives will benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock appreciation rights, performance stock units, restricted stock units, restricted stock, and stock options under the Company’s stock incentive plans, which have been approved by the Company’s shareholders. The Company has in place three stock incentive plans, including the 2000 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan (collectively, the “Plans”).

The Compensation Committee determines whether to grant equity awards, the type of award, and the size of the grant to each executive officer based upon its overall assessment. The committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

Stock Appreciation Rights

As with all of the equity awards, stock appreciation rights serve the Company’s longer-term goals. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, equity awards motivate the executive to focus on the Company’s long-term success because the value of the award generally cannot be realized for an extended period of time. The committee believes that stock appreciation rights, which provide value to our executives only if the Company’s share price increases relative to the share price on the date the awards are granted, generally share these beneficial characteristics and fit into the Company’s overall compensation philosophy.

As part of his overall compensation package, David McCreight, Chief Executive Officer of the Anthropologie Group was awarded 200,000 stock appreciation rights on November 15, 2011. This award vests 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 25% on the fourth anniversary of the grant date provided that the grantee is employed by the Company on each such anniversary. The proceeds of these awards payable to the grantee are limited to 500% of the grant date fair value.

Performance Stock Units and Restricted Stock Units

Performance stock unit awards and restricted stock unit awards are additional forms of equity based incentives available to the committee under the Plans. Restricted stock unit awards are purely time vesting awards.

As discussed above, under “—Long-Term versus Currently Paid Out Compensation,” the Company believes that the performance stock unit awards made in Fiscal 2012 offer the potential for meaningful compensation for superior performance measured over an extended period of time. Vesting is both time-based and performance-based; the awards will not vest until the date specified in the award agreement and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The committee considers the performance stock unit awards granted in Fiscal 2012 to be an integral component of the named executive officers’ overall compensation.

In Fiscal 2012, the Company made five grants of performance stock units to named executive officers. On August 16, 2011, the Company made performance stock unit awards of: 80,000 to Wendy Wurtzburger, former Global Co-President of the Anthropologie Brand; 65,000 to Wendy McDevitt, former Global Co-President of the Anthropologie Brand; 50,000 to Eric

Artz, Chief Financial Officer; and 30,000 to Frank Conforti, Chief Accounting Officer. For these grants, the measurement period ends on August 16, 2016 and requires the trailing six-month average stock price of the Common Shares to be equal to or greater than $35.00. The proceeds of these awards payable to the grantee are limited to 500% of the grant date fair value. On November 15, 2011, the Company granted 150,000 performance stock units to David McCreight, Chief Executive Officer of the Anthropologie Group as part of his initial compensation package. There are three measurement periods for this grant, each representing 33.33% of the grant amount: on November 15, 2014 the trailing six-month average stock price of the Common Shares must equal or exceed $30.00; on November 15, 2015 the trailing six-month average stock price of the Common Shares must equal or exceed $32.50; and on November 15, 2016 the trailing six-month average stock price of the Common Shares must equal or exceed $35.00.

Restricted Stock

Restricted stock awards are one of several equity-based incentives available to the committee under the Plans. The committee believes that restricted stock awards generally share the same beneficial characteristics of stock options, but add a more significant retention element, and fit into the Company’s overall compensation philosophy in the same manner.

Stock Options

In Fiscal 2012 the Company did not grant stock options to any executive officers because the committee chose to utilize other forms of equity awards, such as stock appreciation rights and performance stock units. Nevertheless, the committee believes that including stock options in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation.

The exercise price of stock options is equal to or greater than Fair Market Value of the Company’s Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Plans may be subject to performance-based vesting conditions, but to date, the committee has granted only time-based stock options.

Timing

The Company generally considers once-a-year grants to a broad group of executives and managers, including named executive officers, typically at regularly scheduled board meetings and at such other times as necessary for business purposes related to employee promotion, or retention, or new hires. The Company makes grants that are effective on or after the date when the Stock Option Plan Administrator, the Compensation Committee, or, for grants that relate to 40,000 or fewer shares, the Chairman approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

All of the Plans provide that in the event of a “change in control” of the Company, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable, although with respect to awards granted under the 2008 Stock Incentive Plan, the grant instrument may provide otherwise. “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. In deciding whether to exclude the change in control provisions in the grants, the Compensation Committee considers various factors, such as consistency with previous Company plans, industry practice, competition in the marketplace, and effects on retention. In Fiscal 2012, large grants to key executives made under the Plans included a provision that vesting would not accelerate upon a change in control, which was intended to aid in retention of those executives.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The Compensation Committee selected these corporate transactions as a triggering event for potential termination because they believe they are customary in industry practice.

Additional Types of Compensation

In addition to the three main elements, the Company provides additional compensation to its executive officers in the form of: (i) a 401(k) matching contribution which is available to all employees who have completed three months of service, which is $0.25 on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, and with the deferral limited by applicable law; (ii) a holiday bonus, capped at $5,000; (iii) employee awards made to all staff with fixed dollar amounts, plus the tax cost of such awards, for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service; and (iv) discretionary cash awards that may be made to executive officers, in the sole discretion of the Compensation Committee, in recognition of exceptional individual performance.

Benchmarking

In Fiscal 2012, PwC LLP, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to chief executive officers of specialty retailers similar in operations and revenue to the Company (generally not less than 35% or more than two times the Company’s annual revenue) and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were Abercrombie & Fitch, American Eagle Outfitters, Ann Taylor Stores, Guess, Aeropostale, Pacific Sunwear of California, J Crew Group, Chico’s FAS, Buckle and Bebe Stores. The committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th and 75th percentiles for informational and overall comparison purposes. Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

With respect to executives other than the Chief Executive Officer, neither PwC LLP nor the Compensation Committee has undertaken any formal benchmarking over the last three fiscal years; however, in prior years of reviewing base salaries to determine whether the Company is meeting its goal of providing competitive compensation that will attract and retain outstanding personnel, the Compensation Committee from time to time has reviewed publicly available compensation information described in the periodic filings of an informal group of other publicly traded companies in the specialty retail industry, typically including the retailers reviewed by the Company’s compensation consultant, for purposes of a market reference.

If the Compensation Committee elects to analyze comparative data, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in Fiscal 2012, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in responsibility and operating profit of its executives. Each year the committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year takes into account increased sales and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. The Company has not generally decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at the Chairman’s request, the Compensation Committee set the Chairman’s base salary at $1.00 in Fiscal 2009, which has remained in effect since that time and will continue in effect for Fiscal 2013.

Under the Incentive Plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees, at its discretion, even if specified performance goals are not achieved. The requirements for performance bonus awards were not waived in Fiscal 2012, but could be waived in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a year, the Compensation Committee also has the ability to grant cash bonuses to any executive officers on a discretionary basis, as described above in “—Additional Compensation.”

Pursuant to the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock and restrict stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post-termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases. In Fiscal 2012, upon the departures of our former Chief Executive Officer and our former Global President of Urban Outfitters Brand, no such payments were made.

Tax and Accounting Considerations

The applicability of Section 162(m) may affect the tax deductibility of certain portions of named executive officers’ compensation. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or that sets guidelines for the ownership of Common Shares of the Company; nor does it have any policy on the hedging of economic risk of such ownership or of vested stock options, other than requiring full compliance with all applicable laws.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the annual meeting of shareholders on May 17, 2011, our shareholders overwhelmingly approved, on a non-binding advisory basis, the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2011 Proxy Statement. The Compensation Committee appreciates and values the views of our shareholders.

In considering the results of this advisory vote on executive compensation, the committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices enjoy strong shareholder support. In light of this strong level of support of the overall pay practices, and of the general effectiveness of our long standing compensation policies, the Board and the committee do not currently intend to make any specific changes to our executive compensation program for Fiscal 2013. Going forward, future advisory votes on executive compensation will serve as an additional tool to assist the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

Also at the annual meeting of shareholders on May 17, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. In accordance with the results of this vote, the Board of Directors determined to implement an advisory vote on executive compensation every three years until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

REPORT OF THE COMPENSATION COMMITTEE

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Richard A. Hayne	2012	1	5,000	—		—		0	(2)	—	26,014	(3)	31,015
Chairman of the Board,	2011	1	5,000	—		—		420,000		—	23,590		448,591
CEO and President	2010	1	5,000	—		—		600,000		—	20,005		625,006
Urban Outfitters, Inc.
(Principal Executive Officer)
Eric F. Artz	2012	439,731	5,000	797,500	(4)	—		0	(2)	—	4,200	(5)	1,246,431
Chief Financial Officer	2011	426,635	5,000	—		1,114,000		250,750		—	426,266		2,222,651
Urban Outfitters, Inc.
(Principal Financial Officer)
David W. McCreight	2012	186,346	—	2,350,500	(6)	1,896,000	(7)	0	(2)	—	50,652	(8)	4,483,498
Chief Executive Officer
Anthropologie Group
Wendy B. McDevitt	2012	445,192	5,000	1,036,750	(9)	—		0	(2)	—	3,517	(10)	1,490,459
President	2011	397,692	5,000	765,936		372,735		250,000		—	4,273		1,795,636
Terrain Brand
Francis J. Conforti	2012	231,327	3,500	478,500	(11)	—		58,750	(2)	—	2,396	(12)	774,473
Chief Accounting Officer
Urban Outfitters, Inc.
Wendy Wurtzburger	2012	521,789	5,000	1,276,000	(13)	—		0	(2)	—	3,554	(14)	1,806,343
Chief Merchandising and	2011	484,173	5,000	1,276,560		621,225		303,125		—	4,303		2,694,386
Design Officer
Anthropologie North America
Glen T. Senk,	2012	942,308	5,000	—		—		0	(2)	—	3,106	(15)	950,414
Former Chief Executive Officer	2011	1,003,846	5,000	—		—		1,500,000		—	4,272		2,513,118
Urban Outfitters, Inc.	2010	1,000,000	8,003	26,931,904		—		2,000,000		—	4,273		29,944,180

(1)	Includes matching cash contributions in Fiscal 2012 by the Company under the Urban Outfitters 401(k) Savings Plan of $75 for Mr. Hayne, $4,137 for Mr. Artz, $3,425 for Ms. McDevitt, $2,341 for Mr. Conforti, $3,413 for Ms. Wurtzburger, and $2,848 for Mr. Senk.
(2)	Amounts shown reflect the named executive’s total non-equity annual incentive plan compensation earned during Fiscal 2012, which are expected to be paid in the first quarter of Fiscal 2013.
(3)	Includes automobile insurance premiums in the amount of $16,050 and life insurance premiums in the amount of $9,890 paid by the Company for Mr. Hayne.
(4)	Stock award represents 50,000 performance stock units granted pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $797,500. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(5)	Includes life insurance premiums paid by the Company for Mr. Artz in the amount of $63.

(6)	Stock award represents 150,000 performance stock units granted pursuant to an award made on November 15, 2011 and subject to a performance period ending on November 15, 2016. The Aggregate Fair Value for the award was $2,350,500. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(7)	Option Award represents 200,000 stock appreciation rights granted pursuant to an award made on November 15, 2011, which vests 25% on November 15, 2012, 25% on November 15, 2013, 25% on November 15, 2014 and the remaining 25% on November 15, 2015. The Aggregate Fair Value for the award was $1,896,000. For a discussion of the assumptions and accounting for stock appreciation rights, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Stock Appreciation Rights.”
(8)	Includes life insurance premiums paid by the Company for Mr. McCreight in the amount of $35, a signing bonus of $300,000, of which $28,846 was paid in Fiscal 2012, and a relocation reimbursement in the amount of $21,771.
(9)	Stock award represents 65,000 performance stock units granted pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $1,036,750. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(10)	Includes life insurance premiums paid by the Company for Ms. McDevitt in the amount of $92.
(11)	Stock award represents 30,000 performance stock units granted pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $478,500. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(12)	Includes life insurance premiums paid by the Company for Mr. Conforti in the amount of $55.
(13)	Stock award represents 80,000 performance stock units granted pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $1,276,000. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2012, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 2, 2012. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(14)	Includes life insurance premiums paid by the Company for Ms. Wurtzburger in the amount of $140.
(15)	Includes life insurance premiums paid by the Company for Mr. Senk in the amount of $258.

GRANTS OF PLAN-BASED AWARDS

Name(8)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard A. Hayne		67,500	360,000	900,000
Eric F. Artz		37,125	198,000	495,000
	08/16/2011				50,000	50,000	50,000				797,500	(2)
David W. McCreight
	11/15/2011								200,000	26.85	1,896,000	(3)
	11/15/2011				150,000	150,000	150,000				2,350,500	(4)
Wendy B. McDevitt		75,937	405,000	1,012,500
	08/16/2011				65,000	65,000	65,000				1,036,750	(5)
Francis J. Conforti		78,946	102,814	146,875
	08/16/2011				30,000	30,000	30,000				478,500	(6)
Wendy Wurtzburger		88,594	472,500	1,181,251
	08/16/2011				80,000	80,000	80,000				1,276,000	(7)

(1)	The amounts listed represent potential threshold, target and maximum bonuses available to the named executive officers under the Incentive Plan. The table reports the awards that could have been earned in Fiscal 2012. The actual payments are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” As described above in “—Compensation Discussion and Analysis,” the Compensation Committee has discretion to reduce any amounts payable to any executive and to increase amounts payable to executives who are not Covered Employees under the Executive Incentive Plan.
(2)	Stock award represents 50,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $797,500. Whether Mr. Artz would have received any shares based on the performance stock units was contingent on his continued employment with the Company and whether certain performance objectives were achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(3)	Option award represents 200,000 stock appreciation rights granted under the 2008 Stock Incentive Plan pursuant to an award made on November 15, 2011 which vests 25% on November 15, 2012, 25% on November 15, 2013, 25% on November 15, 2014 and the remaining 25% on November 15, 2015. The Aggregate Fair Value for the award was $1,896,000.
(4)	Stock award represents 150,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on November 15, 2011 and subject to a performance period ending on November 15, 2016. The Aggregate Fair Value for the award was $2,350,500. Whether Mr. McCreight will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(5)	Stock award represents 65,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $1,036,750. Whether Ms. McDevitt will receive any shares based on the performance stock units is contingent on her continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

(6)	Stock award represents 30,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $478,500. Whether Mr. Conforti will receive any shares based on the performance stock units is contingent on his continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(7)	Stock award represents 80,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on August 16, 2011 and subject to a performance period ending on August 16, 2016. The Aggregate Fair Value for the award was $1,276,000. Whether Ms. Wurtzburger will receive any shares based on the performance stock units is contingent on her continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(8)	As of then end of our Fiscal Year, our former Chief Executive Officer was not an employee of the Company and, therefore, was ineligible to receive any performance awards, see “—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Measuring Achievement: Payment of Bonuses.”

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Hayne	—	—		—	—	—	—	—	—		—
Eric F. Artz	—	100,000		—	35.01	02/22/2017	—	—	—		—
	—	—		—	—	—	—	—	50,000	(1)	1,325,000	(2)
David W. McCreight	—	200,000	(3)	—	26.85	11/14/2019	—	—	—		—
	—	—		—	—	—	—	—	150,000	(4)	3,975,000	(2)
Wendy B. McDevitt	16,100	—		—	2.86	04/01/2012	—	—	—		—
	40,000	—		—	4.25	06/03/2013	—	—	—		—
	17,276	—		—	14.35	06/20/2014	—	—	—		—
	2,724	—		—	14.35	06/20/2014	—	—	—		—
	80,000	—		—	31.11	11/17/2015	—	—	—		—
	21,000	14,000		—	37.51	08/18/2015	—	—	—		—
	10,000	15,000		—	31.77	08/25/2016	—	—	—		—
	—	29,700		—	32.80	09/07/2018	—	—	—		—
	—	—		—	—	—	—	—	32,400	(5)	—
	—	—		—	—	—	—	—	65,000	(1)	1,722,500	(2)
Francis J. Conforti	—	5,000		—	25.60	05/21/2017	—	—	—		—
	9,600	6,400		—	37.51	08/18/2015	—	—	—		—
	4,000	6,000		—	31.77	08/25/2016	—	—	—		—
	—	5,200		—	32.80	09/07/2018	—	—	—		—
	—	—		—	—	—	—	—	5,700	(5)	—
	—	—		—	—	—	—	—	30,000	(1)	795,000	(2)
Wendy Wurtzburger	15,960	—		—	14.35	06/20/2014	—	—	—		—
	40	—		—	14.35	06/20/2014	—	—	—		—
	100,000	—		—	31.11	11/17/2015	—	—	—		—
	45,000	30,000		—	37.51	08/18/2015	—	—	—		—
	12,000	18,000		—	31.77	08/25/2016	—	—	—		—
	—	49,500		—	32.80	09/07/2018	—	—	—		—
	—	—		—	—	—	—	—	54,000	(5)	—
	—	—		—	—	—	—	—	80,000	(1)	2,120,000	(2)
Glen T. Senk	—	100,000		—	31.11	02/08/2012	—	—	—		—

(1)	If all performance objectives are achieved, 100% of the total number of performance stock units are eligible to vest on August 16, 2016. The number of performance stock units vesting is conditioned upon an average daily closing price of at least $35.00 for the Company’s common shares during the six-month period immediately preceding the fifth anniversary of the date of grant.
(2)	Calculated by multiplying our closing market price on January 31, 2012 (the last business day of Fiscal 2012) by the number of performance stock units that have not vested.
(3)	The Stock Appreciation Right (“SAR”) entitles the grantee, upon exercise, to the number of shares of common stock with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a share of common stock on the exercise date over the base price of $26.85, times (ii) the number of SAR shares exercised. The SAR vests 25% on November 15, 2012, 25% on November 15, 2013, 25% on November 15, 2014 and the remaining 25% on November 15, 2015.
(4)	33 1/3% of the performance stock units are eligible to vest on each of November 15, 2014, November 15, 2015 and November 15, 2016, in each case, contingent on the satisfaction of the requirement that the average closing price of the Common Shares be at least $30.00, $32.50 and $35.00, respectively, during the six-month period immediately preceding each applicable vesting date.
(5)	If all performance objectives are achieved, performance stock units will convert into Common Shares on a one-for-one basis upon vesting on April 1, 2015. If performance objectives under the respective award are not achieved, all performance stock units under that award are forfeited. For a further description of these performance stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen T. Senk	1,600,000	16,928,000

Equity Compensation Plan Information

The following table shows the status of equity awards under the Plans as of January 31, 2012:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity Compensation Plans Approved by Security Holders(1):
Securities	8,565,266	(2)	$27.27	(3)	7,854,166	(4)
Equity Compensation Plans not Approved by Security Holders:	—		—		—

Total	8,565,266		$27.27		7,854,166

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)	This amount does not include 650,800 stock appreciation rights issued under the Plans. As of January 31, 2012, none of the outstanding stock appreciation rights were exercisable for shares because the exercise price for all outstanding stock appreciation rights was below the fair market value of the Company’s common share price.
(3)	Weighted average exercise price does not take into account performance stock unit awards.
(4)	Includes 902,516 shares available for issuance under the 2004 Stock Incentive Plan and 6,951,650 shares available for issuance under the 2008 Stock Incentive Plan. See “Compensation of Executive Officers—Compensation Discussion and Analysis—Equity-Based Incentives” for more information.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for each person known to the Company, other than Richard Hayne, who beneficially owns more than five percent of the Company’s outstanding Common Shares, the name and address of such beneficial owner, and the percentage such shares comprise of the outstanding Common Shares of the Company. All percentages are calculated based on 144,633,007 shares outstanding as of February 28, 2012.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Goldman Sachs Asset Management, L.P. 200 West Street New York, New York 10282	15,817,476	(1)	10.9%
Massachusetts Financial Services Company 500 Boylston Street Boston, Massachusetts 02116	10,638,203	(2)	7.4%
Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, Texas 75201	7,401,082	(3)	5.1%

(1)	Based solely on information reported in an amended Schedule 13G/A filed by Goldman Sachs Asset Management, L.P. (“Goldman”) on February 10, 2012 with the SEC. As reported in such filing, Goldman and GS Investment Strategies, LLC have shared voting power with respect to 13,748,976 Common Shares and shared dispositive power with respect to 15,817,476 Common Shares.
(2)	Based solely on information reported in a Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) on January 31, 2012 with the SEC. As reported in such filing, MFS has sole voting power with respect to 8,976,652 Common Shares and sole dispositive power with respect to 10,638,203 Common Shares.
(3)	Based solely on information reported in a Schedule 13G filed by Maverick Capital, Ltd. (“Maverick”) on February 14, 2012 with the SEC. As reported in such filing, Maverick has sole voting power and sole dispositive power with respect to 7,401,082 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for each director and named executive officer for Fiscal 2012 and all current directors and executive officers of the Company as a group. The number of shares beneficially owned is as of February 28, 2012 and all percentages are calculated based on 144,633,007 shares outstanding as of February 28, 2012. The address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112; and (b) each person has sole voting and dispositive power with respect to all such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Richard A. Hayne	27,551,920	(1)	19.0%
Scott A. Belair	3,446,000	(2)	2.4%
Harry S. Cherken, Jr.	687,800	(3)	*
Glen T. Senk	418,793	(4)	*
Joel S. Lawson III	309,400	(5)	*
Robert H. Strouse	230,000	(6)	*
Wendy B. McDevitt	200,480	(7)	*
Wendy Wurtzburger	176,839	(8)	*
Francis J. Conforti	13,751	(9)	*
Eric F. Artz	1,380	(10)	*
Edward N. Antoian	0		*
David W. McCreight	0		*
Current directors and executive officers as a group (15 persons)(11)	35,808,637		24.8%

(1)	Includes: (i) 9,000,000 shares held by Richard A. Hayne GRAT #2; (ii) 62,440 Common Shares owned by the Hayne Foundation; and (iii) 22,275 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Hayne has shared voting power. Excludes 3,815,018 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)	Includes 230,000 Common Shares subject to presently exercisable options. Excludes 600,000 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership.
(3)	Includes: (i) 287,000 Common Shares subject to presently exercisable options, (ii) 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee, and (iii) 75,000 Common Shares held in a brokerage margin account.
(4)	Includes: 4,772 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Senk has shared voting power.
(5)	Includes: (i) 210,000 Common Shares subject to presently exercisable options and (ii) 14,400 Common Shares held by a trust of which Mr. Lawson is a trustee.
(6)	Includes 150,000 Common Shares subject to presently exercisable options.
(7)	Includes 187,100 Common Shares subject to presently exercisable options and 5,180 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. McDevitt has shared voting power.
(8)	Includes 173,000 Common Shares subject to presently exercisable options and 3,839 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Wurtzburger has shared voting power.

(9)	Includes 13,600 Common Shares subject to presently exercisable options and 151 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Conforti has shared voting power.
(10)	Includes 1,380 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Artz has shared voting power.
(11)	Includes 1,921,200 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2012 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

CERTAIN BUSINESS RELATIONSHIPS

Richard Hayne, Chief Executive Officer, and Margaret Hayne, President of the Free People Brand, whose total compensation in Fiscal 2012 was $408,199, are married. In addition, Mr. Hayne’s brother, Rodger Hayne, whose total compensation in Fiscal 2012 was $109,109, and Mr. Hayne’s son, David Hayne, whose total compensation in Fiscal 2012 was $680,782, are both employed by the Company. Former Chief Executive Officer Glen Senk’s domestic partner, Keith Johnson, is employed by the Company and received compensation of $177,424 in Fiscal 2012. In Fiscal 2012, Freeman Zausner, the Company’s Chief Operating Officer, married Sun Min Lee, an employee of the Company who received $305,161 in compensation in Fiscal 2012. The total compensation amounts in this paragraph include salary, bonus, equity awards and 401(k) company contributions.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2012 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $2,508,755 during Fiscal 2012.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2012. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company. Mr. McDevitt’s wife, Wendy McDevitt, is an executive officer of the Company, serving as President, Terrain Brand.

The Addis Group (“Addis”), an insurance brokerage and risk management consulting company, acted as the Company’s commercial insurance broker and risk management consultant during Fiscal 2012. The Company has not paid any compensation to Addis for such services, but has been advised that Addis has received commissions from other parties to such transactions. Scott Addis, the brother-in-law of Richard A. Hayne, is president of The Addis Group.

Pursuant to the terms of the Company’s Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless otherwise waived by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct and Ethics, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a member of such person’s family receives improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIP WITH AUDITORS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm, and has re-approved the engagement in each subsequent year. Deloitte & Touche has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2012, 2011 and 2010.

One or more representatives of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

During Fiscal 2012, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2012, all three current members of the Audit Committee, Joel S. Lawson III, Edward N. Antoian, and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2012 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Edward N. Antoian

Scott A. Belair

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended January 31, 2012 and January 31, 2011:

	Fiscal 2012	Fiscal 2011
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$765,000	$870,350
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	$9,500	$16,207
Tax Fees – professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	$15,723	—
All Other Fees – represents the annual charge for a web based accounting research tool and real estate advisory services	$2,200	$38,200

Total Fees	$792,423	$924,757

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

During the Company’s fiscal year ended January 31, 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Deloitte & Touche during Fiscal 2012 in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2012, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

PROPOSALS FOR 2013 ANNUAL MEETING

Shareholder proposals for the 2013 Annual Meeting of Shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 3, 2012 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 3, 2012 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2013 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no earlier than February 21, 2013 and no later than March 13, 2013. If notification of a shareholder proposal is not received by December 3, 2012, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

In addition, the advance notice provisions in the Company’s Bylaws require that the following additional information must be provided to the Company by a shareholder submitting a shareholder proposal: (i) the shareholder’s name and address; (ii) a representation that the shareholder is a holder of record of shares of the Company and intends to appear in person or by proxy at the meeting to make the proposal; (iii) the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the Bylaws), which information must be supplemented as of the record date; (iv) a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the business is to be proposed, which information must be supplemented as of the record date; (v) information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of the Company and the existence of any hedging transactions, which information must be supplemented as of the record date; and (vi) any other information regarding the proposal that would be required under the SEC’s proxy rules and regulations.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company has made arrangements with Georgeson, a member of the Computershare group of companies, to assist us in soliciting proxies with regard to certain shareholder proposals and have agreed to pay them a fee for such services that is not expected to exceed $10,000. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, telephone number, (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2012, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, we respectfully request that you vote promptly. You may vote your shares over the Internet or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 2, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of

URBAN OUTFITTERS, INC.

To Be Held On:

May 22, 2012, at 10:30 a.m.

5000 South Broad Street, Building 543, Philadelphia, Pennsylvania

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 3, 2012 to facilitate timely delivery, otherwise you will not receive a paper or e-mail copy.

Please visit http://proxy.urbn.com, where the following materials are available for view:

• Notice of Annual Meeting of Shareholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: (800) 220-9700
E-MAIL: proxymaterial@urbanout.com
WEBSITE: http://proxy.urbn.com

TO VOTE:	ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting (for directions call (215) 454-5500).

MAIL: You may request a card by following the instructions above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR CLASS III DIRECTOR.				THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.
1.	Election of Directors:
	NOMINEES:	Richard A. Hayne Harry S. Cherken, Jr.	Class III until 2015 Class III until 2015	2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

3. Shareholder proposal regarding Board nominee requirements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

4. Shareholder proposal regarding majority voting in Director elections.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.
5. Shareholder proposal to repeal classified Board.

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	Please note that you cannot use this notice to vote by mail.			These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is March 19, 2012. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

ANNUAL MEETING OF SHAREHOLDERS OF

URBAN OUTFITTERS, INC.

May 22, 2012

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://proxy.urbn.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20203003003030000000 1	052212

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR CLASS III DIRECTOR.		THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.
1. Election of Directors:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: Richard A. Hayne Class II until 2015 Harry S. Cherken, Jr. Class II until 2015	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2013.	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.
				FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by the Internet.		3.	Shareholder proposal regarding Board nominee requirements.	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.
				FOR	AGAINST	ABSTAIN
		4.	Shareholder proposal regarding majority voting in Director elections.	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.
				FOR	AGAINST	ABSTAIN
		5.	Shareholder proposal to repeal classified Board.	☐	☐	☐
		6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND AGAINST PROPOSALS 3, 4 AND 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and Francis J. Conforti, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 22, 2012, at 10:30 a.m. Eastern Standard Time at the corporate offices of Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112 and at any adjournment thereof. With respect to the election of Directors (Proposal 1), where no vote is specified or where a vote for all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxy named herein in order to elect as many nominees as believed possible under the then prevailing circumstances.

(Continued and to be signed on the reverse side)

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